EXHIBIT 99.1

PRECISION PARTNERS, INC.
100 Village Court
Suite 301
Hazlet, NJ  07730
Phone:  (732) 335-3300
Fax:  (732) 335-3301

CONTACT:    Frank Reilly
            EVP & CFO
            freilly@pphc.com

                  PRECISION PARTNERS, INC. COMPLETES FOUR-YEAR
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                        $75 MILLION FINANCING FACILITIES
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Hazlet, NJ - February 4, 2002 -- Precision Partners, Inc., a leading supplier of precision machined metal parts, tooling and assemblies, today announced the completion of its previously announced $75.0 million financing facilities.

The new credit arrangement consists of a $44 million four-year term loan, a $6 million capital lease facility and a $25 million four-year revolving credit facility. At closing, there were no funds drawn or borrowings outstanding under the new revolving credit facility. Further information regarding the new credit facility will be contained in a Form 8-K, which the Company expects to file later this week.

John Raos, president and chief executive officer, commented, "The completion of this financing, with its substantial increase in revolving credit availability, provides us with the capital resources and liquidity necessary to meet the growing demands of our present and targeted customers." Raos added, "We will continue to explore strategies to augment our organic growth."

Precision Partners, Inc. (www.precisionpartnersinc.com) is a leading supplier of precision machined metal parts, tooling and assemblies for original equipment manufacturers ("OEM's") with annual sales in excess of $180 million. By using its broad manufacturing capabilities and highly engineered processes to provide a full line of high quality manufacturing and sub-assembly services, as well as engineering and design assistance, Precision Partners, Inc. meets the critical specifications of customers in a wide range of industries who rely on "Preferred" or "Qualified" suppliers for outsourced manufacturing.

In addition to the historical financial information contained herein, this release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: the Company's liquidity, capital resources, and debt levels, the Company's ability to comply with the covenants in its financing agreements, the Company's ability to attract new business, the Company's ability to acquire adequate raw materials and to obtain favorable pricing for such materials, pricing pressures for the Company's products and services, increased competition in the precision machining and OEM markets, the ability to consummate suitable acquisitions, the ability to effectively integrate acquisitions or implement new production programs, economic factors which affect our customers, the manufacturing industry, or the economy in general and changes in government regulations. Certain of these risks are described in the Company's Form 10-Q for the quarter ended September 30, 2001. Copies of this report may be obtained via the World Wide Web at www.precisionpartnersinc.com.

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